Exhibit 99.3

Janus Contact:	October 19, 2010
Shelley Peterson: 303-316-5625

JANUS CAPITAL GROUP HIRES SEASONED INDUSTRY VETERAN AS GLOBAL HEAD OF TECHNOLOGY AND OPERATIONS

DENVER — Janus Capital Group Inc. (NYSE: JNS) has named George S. Batejan as senior vice president, global head of technology and operations, effective October 18, 2010. In this role, Batejan will be responsible for all middle and back office operations globally, including technology. Reporting to Janus CEO Dick Weil, Batejan will set direction for the firm’s technology and operations, aligning that vision with the business strategy.

“We are fortunate to have someone of George’s caliber joining Janus in this important position,” said Weil. “Not only do we and our clients benefit from his breadth of global experience in the industry, but I’m most excited about how well his experience fits with where we are going as a firm in both the advisor and institutional marketplaces.”

Prior to joining Janus, Batejan was senior vice president and chief information officer at Evergreen Investments, Inc. He has more than 30 years of global technology and operations experience in the financial services industry, including serving as executive vice president and chief information officer for Oppenheimer Funds, Inc. and 18 years at The Chase Manhattan Bank, N.A. where he served in positions ranging from vice president and division executive for the Americas’ Service Delivery Group, Private Banking, to vice president and Chief Information Systems Officer, Asia. Batejan earned a bachelor of science in physics and a master of science in management and industrial engineering, both from Rensselaer Polytechnic Institute.

“I see many opportunities in this role at Janus as I strongly believe that technology and operations can provide a solid foundation by which the firm can grow and expand,” said Batejan.  “The last several years have obviously been challenging for the asset management industry but I’m convinced that Janus is well positioned to be a leader in the field and I am excited to be a part of its future.”

About Janus Capital Group Inc.

Janus Capital Group Inc. (JCG) is a global investment firm that offers financial advisors, their clients and institutional investors strategies from three individual investment boutiques: Janus Capital Management LLC (Janus), INTECH Investment Management LLC (INTECH) and Perkins Investment Management LLC (Perkins). Each manager employs a research intensive approach that is distinct within its respective asset class. This multi-boutique approach enables the firm to provide style-specific expertise across an array of strategies, including growth, value and risk managed equities, fixed income and alternatives through one common distribution platform.

At the end of June 2010, JCG managed $147.2 billion in assets for shareholders, clients and institutions around the globe. Based in Denver, JCG also has offices in London, Milan, Munich, Singapore, Hong Kong, Tokyo and Melbourne.

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